William Dodge Rueckert Joins Emergency Filtration Products Board of Directors

Henderson, Nevada—November 9, 2006– Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) is pleased to announce the appointment of Mr. William Dodge Rueckert to its Board of Directors.

Mr. Rueckert is currently the managing member of Oyster Financial Partners, L.P., a hedge fund investing exclusively in domestic community banks.  Since 1990, he is also the President of Rosow & Company, Inc. and International Golf Group, Inc., private companies with interests in resort, real estate development and project management.  From 1988 to 1990, Mr. Rueckert served as Treasurer of Moore & Munger, Inc., a private holding company with interests in oil and gas, resort and real estate development.  From 1981-1988, he was President, CEO and Chairman of the Board of Directors of United States Oil Company, Inc., a NASDAQ listed oil and gas exploration company.  From 1978-1981, Mr. Rueckert served as Assistant to the Senior Credit Officer of Brown Brothers Harriman & Co.

Since 2005, Mr. Rueckert has served as a director for Glycotex, Inc., a closely-held bio-pharmaceutical company based in Washington, D.C.  Previously, he has held director positions with Westport Bancorp, Inc., a public community bank located in Westport, Connecticut (1992-1996) and Hudson United Bancorp, Inc., a public regional bank located in Mahwah, New Jersey (1996-1999).   He also has extensive experience as an officer and director of numerous non-profit and charitable organizations, including the Cleveland H. Dodge Foundation, Teachers College, Columbia University, and International House, a residence in New York City for 750 graduate students from over 100 countries.

“We are very pleased to have Mr. Rueckert join our Board,” said Douglas K. Beplate, President, EFP.  “Mr. Rueckert’s business and corporate experience will prove invaluable to assisting our company to reach its objectives.”

About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer who's patented 2H Technology™ filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market. The Vapor Isolation Valve™ and RespAide® CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each ha received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, a modified hemostatic collagen, to the U.S. Military for surgery and extreme wound care.

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements.

 Emergency Filtration Products Inc.

Emergency Filtration Products Inc., Henderson

Wendy Harper, 702-558-5164

Fax: 702-567-1893

contactus@emergencyfiltration.com

www.emergencyfiltration.com

or

PAN Consultants Ltd.

Investor Relations

Philippe Niemetz

800-477-7570 or 212-344-6464

p.niemetz@panconsultants.com